Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-199684, 333-202879, 333-209129, 333-210695, 333-215603, and 444-222453) on Forms S-3 and S-8 of Sientra, Inc. of our report dated March 13, 2018, with respect to the consolidated balance sheets of Sientra, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K/A of Sientra, Inc.

/s/ KPMG LLP

Los Angeles, California

April 30, 2018